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Exhibit 99.2

FORWARD-LOOKING STATEMENTS

Forward looking statements

        This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "target," "estimate," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

  •
  changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

  •
  the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

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  the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

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  the failure of our facilities operated as "hospitals within hospitals" to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

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  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

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  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

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  private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

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  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

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  shortages in qualified nurses or therapists could increase our operating costs significantly;

i

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  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

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  the loss of key members of our management team could significantly disrupt our operations;

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  the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

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  other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014.

        Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

ii

 SUMMARY

        The following summary contains basic information about us and this offering. It is likely that this summary does not contain all of the information that is important to you. You should read the entire offering memorandum, including the risk factors and the financial statements and related notes included elsewhere herein, before making an investment decision. You should read the summary consolidated financial and other data below in conjunction with Select Medical Holding Corporation's consolidated financial statements and the accompanying notes which are incorporated by reference into this offering memorandum.

        For purposes of this Exhibit 99.2, unless otherwise indicated or the context requires otherwise, the terms "Holdings" refers only to Select Medical Holdings Corporation, our parent holding company, and not any of its subsidiaries, and "Select," "our company," "us," "we" and "our" refer to Select Medical Corporation together with its subsidiaries.

Our business

Overview

        We began operations in 1997, and we believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of December 31, 2013, we operated 108 long term acute care hospitals, or "LTCHs," and 15 inpatient rehabilitation facilities, or "IRFs," in 28 states, and 1,006 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites.

        We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,975.6 million for the year ended December 31, 2013. Of this total, we earned approximately 74% of our net operating revenues from our specialty hospital segment and approximately 26% from our outpatient rehabilitation segment. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute care patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation care. Our outpatient rehabilitation segment consists of clinics and contract therapy locations that provide physical, occupational and speech rehabilitation services.

Specialty hospitals

        The key elements of our specialty hospital strategy are to:

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  Focus on specialized inpatient services.  We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and can benefit from more specialized clinical care than patients treated in general acute care hospitals. Our patients' average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2013.

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  Provide high-quality care and service.  We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We maintain quality assurance programs to support and monitor quality of care standards and to meet regulatory requirements and maintain Medicare certifications. We believe that we are recognized for providing quality care and service, as evidenced by our specialty hospitals' accreditations by The Joint Commission, the American Osteopathic Association, or the "AOA," and the Commission on Accreditation of Rehabilitation Facilities, or "CARF." As of December 31, 2013, all of the 123 specialty hospitals we operated were accredited by either The Joint Commission or the AOA. Some of our IRFs have also received accreditation from CARF. We also believe we develop brand loyalty in the local areas we serve by demonstrating our quality of care.

    Our treatment programs, which are continuously reassessed and updated, benefit patients because they give our clinicians access to the best practices and protocols that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds, brain and spinal cord injuries, strokes and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet our patients' unique needs. We measure the outcomes and successes of our patients' recovery in order to provide the best possible patient care and service.

    The quality of the patient care we provide is continually monitored using several measures, including clinical outcomes data and analyses and patient satisfaction surveys. Quality measures from our hospitals are collected at our corporate offices and used to create monthly, quarterly and annual reports. In order to benchmark ourselves against other hospitals, we collect our clinical and patient satisfaction information and compare it to national standards and the results of other healthcare organizations. We report to the states in which our hospitals are located certain quality measures that are required to be reported under state laws. We also report to the Centers for Medicare & Medicaid Services, or "CMS," the quality data required to be reported by LTCHs and IRFs.

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  Reduce operating costs.  We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

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  centralizing administrative functions such as accounting, treasury, payroll, legal, operational support, human resources, compliance and billing and collection;

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  standardizing management information systems to aid in accounting, billing, collections and data capture and analysis; and

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  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies and other commodities used in our operations.

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  Increase commercial volume.  We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

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  Develop specialty hospitals.  Since our inception in 1997 we have internally developed 64 specialty hospitals. While there is currently no limitation on the development of new inpatient rehabilitation facilities, the Bipartisan Budget Act of 2013 reinstates the moratorium on the establishment and classification of new LTCHs, LTCH satellite facilities and LTCH beds in existing LTCHs or satellite facilities beginning January 1, 2015 through September 30, 2017. We may, however, develop new LTCHs before the imposition of the moratorium on January 1, 2015.

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  Pursue joint ventures with large health care systems.  By leveraging the experience of our senior management and development team, we believe that we are well positioned to expand our portfolio of joint ventured operations. When we identify joint venture opportunities, our development team conducts an extensive review of the area's referral patterns and commercial insurance rates to determine the general reimbursement trends and payor mix. Once discussions commence with a health care system, we refine the specific needs of a joint venture, which could include working capital, the construction of new space or the leasing and renovation of existing space. A joint venture typically consists of us and the health care system contributing certain post acute care businesses into a newly formed entity. We typically function as the manager and hold either a majority or minority ownership interest. We believe we improve the joint venture by bringing clinical expertise, adding clinical programs that attract commercial payors, and implementing our standardized resource management programs, which may increase the financial performance of the joint venture.

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  Pursue opportunistic acquisitions.  In addition to our development and joint venture initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized resource management programs.

Outpatient rehabilitation

        The key elements of our outpatient rehabilitation strategy are to:

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  Provide high-quality care and service.  We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in the local areas we serve. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

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  Increase market share.  We strive to establish a leading presence within the local areas we serve. To increase our presence, we seek to expand our services and programs and to open new clinics in our existing markets. This allows us to realize economies of scale, heightened brand loyalty and workforce continuity. We are focused on increasing our workers' compensation and commercial/managed care payor mix.

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  Expand rehabilitation programs and services.  Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

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  Optimize the profitability of our payor contracts.  We review payor contracts up for renewal and potential new payor contracts to optimize our profitability. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. We create a retention strategy for the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria. We believe that our size and our strong reputation enable us to negotiate favorable outpatient contracts with commercial insurers.

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  Maintain strong employee relations.  We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance- based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local area strategy. We seek to identify therapists who are potential business leaders. This management approach reflects the unique nature of each local area in which we operate and the importance of encouraging our employees to assume responsibility for their clinic's performance.

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  Pursue opportunistic acquisitions.  We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

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  Other.  Other activities include our corporate services and certain other minority investments in other healthcare related businesses. These include investments in companies that provide specialized technology, services to healthcare entities and providers of complementary services.

Our competitive strengths

        We believe that the success of our business model is based on a number of competitive strengths, including:

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Leading operator in distinct but complementary lines of business.  We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high-quality, cost-effective healthcare provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts. In our specialty hospital segment, we operated 108 LTCHs in 28 states and 15 IRFs in seven states at December 31, 2013. In our outpatient rehabilitation segment, we operated 1,006 outpatient rehabilitation clinics in 32 states and the District of Columbia at December 31, 2013. With these leading positions in the areas we serve, we believe that we are well-positioned to benefit from the rising demand for medical services due to an aging population in the United States, which will drive growth across our business lines.

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Proven financial performance and strong cash flow.  We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. This includes regular review of specific financial metrics of our business to determine trends in our revenue generation, expenses, billing and cash collection. Based on the ongoing analysis of such trends, we make adjustments to our operations to optimize our financial performance and cash flow.

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Significant scale.  By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of revenues.

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Experience in successfully completing and integrating acquisitions.  From our inception in 1997 through 2013, we completed seven significant acquisitions for approximately $1,104.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

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  Experience in partnering with large health care systems.  Over the past several years we have partnered with large regional health care systems to provide post acute care services. We believe that we provide operating expertise through our experience in operating specialty hospitals and outpatient rehabilitation services to these ventures and have improved and expanded the level of post acute care services provided in these communities, as well as the financial performance of these operations.

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  Well-positioned to capitalize on consolidation opportunities.  We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. We believe that each of our business segments is fragmented, with many of the nation's LTCHs, IRFs and outpatient rehabilitation facilities being operated by independent operators lacking national or broad regional scope. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

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  Experienced and proven management team.  Prior to co-founding our company with our current Executive Chairman and Co-Founder, our Vice Chairman and Co-Founder founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our senior management team has extensive experience in the healthcare industry. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

        In the United States, spending on healthcare is expected to be 18.3% of the gross domestic product in 2014, according to the Centers for Medicare & Medicaid Services. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2000 and 2010 the population aged 65 and older in the United States grew 15.1%, while the total population grew 9.7%. The United States is projected to continue to experience rapid growth in its older population. In 2050, the number of Americans aged 65 and older is projected to be 88.5 million, more than double its population of 40.2 million in 2010. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

        For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2010, Medicare payments for long term acute care hospital services accounted for 1.0% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.2%, according to the Medicare Payment Advisory Commission.

Recent developments

        On March 4, 2014, we amended our existing senior secured credit facilities in order to, among other things:

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  convert the remaining Series B Term Loan to a new term loan tranche, which we refer to as the Series D Term Loan, and lower the interest rate payable on the Series D Term Loan from Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%, to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%;

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  set the maturity date of the Series D Term Loan at December 20, 2016;

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  convert the remaining Series C Term Loan to a new term loan tranche, which we refer to as the Series E Term Loan, and lower the interest rate payable on the Series E Term Loan from

    Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%;

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  set the maturity date of the Series E Term Loan at June 1, 2018;

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  beginning with the first quarter ending March 31, 2014, increase the quarterly compliance threshold set forth in the leverage ratio financial maintenance covenant to a level of 5.00 to 1.00 from 4.50 to 1.00;

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  provide for a prepayment premium of 1.00% if the senior secured credit facilities are amended at any time prior to September 4, 2014 in the case of the Series D Term Loans and March 4, 2015 in the case of the Series E Term Loans and such amendment reduces the yield applicable to such loans; and

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  amend the definition of "Available Amount" in a manner the effect of which was to increase the amount available for investments, restricted payments and the payment of specified indebtedness.

        On February 26, 2014, Holdings entered into a Stock Purchase Agreement with Welsh, Carson, Anderson & Stowe IX, L.P. and WCAS Capital Partners IV, L.P. (together "Welsh Carson") providing for Holdings to repurchase 10,000,000 shares of its common stock from Welsh Carson at a price of $10.95 per share for an aggregate purchase price of $109.5 million. The repurchase of such shares is expected to close on or before March 7, 2014, and we expect to use borrowings under the revolving loan under our senior secured credit facilities to fund the repurchase.

        We refer to the offering of the New Notes hereby and the repayment of a portion of the amounts outstanding on the revolving loan under our senior secured credit facilities used for the repurchase described above as the "Refinancing Transactions."

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth summary historical consolidated financial data for Select. You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes which are incorporated by reference into this offering memorandum. We derived the historical financial data for the years ended December 31, 2011, 2012 and 2013, and as of December 31, 2011, 2012 and 2013 from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. You should also read "Selected Historical Consolidated Financial Data" and the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K incorporated by reference in this offering memorandum.

	For the year ended December 31,
Consolidated statement of operations data (in thousands):	2011	2012	2013
Net operating revenues	$2,804,507	$2,948,969	$2,975,648
Costs and expenses:
Cost of services	2,308,570	2,443,550	2,495,476
General and administrative	62,354	66,194	76,921
Bad debt expense	51,347	39,055	37,423
Depreciation and amortization	71,517	63,311	64,392

Total costs and expenses	2,493,788	2,612,110	2,674,212

Income from operations	310,719	336,859	301,436
Other income and expense:
Loss on early retirement of debt	(20,385)	(6,064)	(17,788)
Equity in earnings of unconsolidated subsidiaries	2,923	7,705	2,476
Interest income	322	—	—
Interest expense	(81,232)	(83,759)	(84,954)

Income before income taxes	212,347	254,741	201,170
Income tax expense	80,984	93,574	75,971

Net income	131,363	161,167	125,199
Less: Net income attributable to non-controlling interests	4,916	5,663	8,619

Net income attributable to Select Medical Corporation	$126,447	$155,504	$116,580

	For the year ended December 31,
Segment data:	2011	2012	2013
Specialty hospitals
Number of hospitals—end of period
Long term acute care hospitals	110	110	108
Acute medical rehabilitation hospitals	9	12	15

Total specialty hospitals	119	122	123

Net operating revenues (,000)	$2,095,519	$2,197,529	$2,198,121
Patient days	1,330,890	1,345,430	1,353,847
Admissions	54,734	55,147	55,729
Net revenue per patient day(1)	$1,497	$1,534	$1,514
Adjusted segment EBITDA (,000)(2)	$362,334	$381,354	$353,843
Outpatient rehabilitation
Number of clinics—end of period	954	979	1,006

Net operating revenues (,000)	$708,867	$751,317	$777,177
Number of visits	4,470,061	4,568,821	4,780,723
Net revenue per visit(3)	$103	$103	$104
Adjusted segment EBITDA (,000)(2)	$83,864	$87,024	$90,313
Balance sheet data (in thousands):
Cash and cash equivalents	$12,043	$40,144	$4,319
Working capital(4)	$97,348	$78,414	$82,878
Total assets	$2,770,738	$2,760,313	$2,817,622
Total debt	$1,229,498	$1,302,943	$1,445,275
Total Select Medical Corporation stockholders' equity	$983,446	$881,317	$786,234

	For the year ended December 31,
Consolidated statement of operations data (in thousands):	2011	2012	2013
Other financial data (in thousands):
Capital expenditures	$46,016	$68,185	$73,660
Adjusted EBITDA(2)	$385,961	$405,847	$372,861
Statement of cash flows data (in thousands):
Net cash provided by operating activities	$240,053	$309,371	$198,102
Net cash used in investing activities	$(54,735)	$(72,406)	$(107,306)
Net cash used in financing activities	$(177,640)	$(208,864)	$(126,621)

Adjusted credit statistics:	As adjusted year ended December 31, 2013(5)
Cash interest expense (,000)(6)	90,495
Total debt (,000)(7)	1,555,275
Net debt (,000)(8)	1,553,656
Net senior secured debt (,000)(9)	826,196
Ratio of adjusted EBITDA to cash interest expense	4.12x
Ratio of net senior secured debt to adjusted EBITDA	2.22x
Ratio of net debt to adjusted EBITDA	4.17x

(1)
Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenues by the total number of patient days.

(2)
We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense). We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

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Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

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Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

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Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

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Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

          Following is a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance.

	Year ended December 31, 2013
(in thousands)	Total	Specialty hospitals	Outpatient rehabilitation	All other
Net income	$125,199
Income tax expense	75,971
Interest expense	84,954
Equity in earnings of unconsolidated subsidiaries	(2,476)
Loss on early retirement of debt	17,788

Income (loss) from operations	$301,436	$305,222	$78,289	$(82,075)
Stock compensation expense	7,033	—	—	7,033
Depreciation and amortization	64,392	48,621	12,024	3,747

Adjusted EBITDA	$372,861	$353,843	$90,313	$(71,295)

	Year ended December 31, 2012
(in thousands)	Total	Specialty hospitals	Outpatient rehabilitation	All other
Net income	$161,167
Income tax expense	93,574
Interest expense	83,759
Equity in earnings of unconsolidated subsidiaries	(7,705)
Loss on early retirement of debt	6,064

Income (loss) from operations	$336,859	$334,518	$73,816	$(71,475)
Stock compensation expense	5,677	—	—	5,677
Depreciation and amortization	63,311	46,836	13,208	3,267

Adjusted EBITDA	$405,847	$381,354	$87,024	$(62,531)

	Year ended December 31, 2011
(in thousands)	Total	Specialty hospitals	Outpatient rehabilitation	All other
Net income	$131,363
Income tax expense	80,984
Interest expense, net of interest income	80,910
Equity in earnings of unconsolidated subsidiaries	(2,923)
Loss on early retirement of debt	20,385

Income (loss) from operations	$310,719	$311,705	$67,377	$(68,363)
Stock compensation expense	3,725	—	—	3,725
Depreciation and amortization	71,517	50,629	16,487	4,401

Adjusted EBITDA	$385,961	$362,334	$83,864	$(60,237)
(3)
Net revenue per visit is calculated by dividing outpatient rehabilitation direct patient service clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation direct patient service clinic revenue does not include contract services revenue.

(4)
Current assets less current liabilities.

(5)
As of December 31, 2013, after giving effect to the Refinancing Transactions.

(6)
Calculated to give effect to $110.0 million of proceeds of the New Notes offered hereby having a cash interest rate of 6.375% per annum.

(7)
Consists of short-term and long-term debt, current portion long-term debt and capital lease obligations.

(8)
Consists of total debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $1,553.7 million as of December 31, 2013, after giving effect to the Refinancing Transactions.

(9)
Consists of total senior secured debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $826.2 million as of December 31, 2013, after giving effect to the Refinancing Transactions.

 RISK FACTORS

        Investing in the New Notes involves a number of risks and uncertainties, many of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this offering memorandum before deciding to invest in the New Notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results.

Risks related to the New Notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the New Notes.

        After giving pro forma effect to the Refinancing Transactions, we will have a substantial amount of indebtedness. As of December 31, 2013 after giving pro forma effect to the Refinancing Transactions, Holdings and Select would have had approximately $1,555.3 million of total indebtedness (excluding intercompany indebtedness) on a consolidated basis, and an additional $237.7 million available under the revolving credit facility (after giving effect to $42.3 million of outstanding letters of credit).

        Our indebtedness could have important consequences to you. For example, it:

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  requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

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  increases our vulnerability to adverse general economic or industry conditions;

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  limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

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  makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

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  limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of specified changes of control in our ownership; and

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  places us at a competitive disadvantage compared to our competitors that have less indebtedness.

        See "Capitalization" and "Description of other indebtedness" in this offering memorandum and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Restrictions imposed by our senior secured credit facilities and the indenture governing the Notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

        The operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indenture governing the Notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities restrict our and our subsidiaries' ability to, among other things:

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  incur or guarantee additional debt and issue or sell preferred stock;

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  pay dividends on, redeem or repurchase our capital stock;

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  make certain acquisitions or investments;

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  incur or permit to exist certain liens;

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  enter into transactions with affiliates;

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  merge, consolidate or amalgamate with another company;

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  transfer or otherwise dispose of assets;

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  redeem subordinated debt;

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  incur capital expenditures;

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  incur contingent obligations;

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  incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

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  create or designate unrestricted subsidiaries.

        Our senior secured credit facilities also require us to comply with certain financial covenants. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the Notes, any of which would be an event of default under the Notes. See "Description of the notes" and "Description of other indebtedness."

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior secured credit facilities and the indenture governing the Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of December 31, 2013 after giving pro forma effect to the Refinancing Transactions, we would have $237.7 million of revolving loan availability under our senior secured credit facilities (after giving effect to $42.3 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries' current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the New Notes offered hereby.

        Our ability to make payments on our indebtedness, including the New Notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the New Notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum, and "Description of other indebtedness."

The New Notes and the subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

        The New Notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the New Notes. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the New Notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the New Notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended December 31, 2013 of our subsidiaries that are not guaranteeing the New Notes were $421.8 million and $47.7 million, respectively, and at December 31, 2013, those subsidiaries had total assets and indebtedness and other liabilities (excluding intercompany indebtedness and liabilities) of $230.0 million and $46.1 million, respectively. See "Description of the Notes—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock and preferred stock." See also "Description of the Notes—Subsidiary guarantees" and the condensed consolidating financial information included in the notes to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

The New Notes offered hereby will not be secured by our assets nor those of our subsidiaries and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over the Note holders to collect amounts due to them.

        The New Notes offered hereby and the related subsidiary guarantees will not be secured by any of our or our subsidiaries' assets and therefore will be effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of Holdings' capital stock and the capital stock of Holdings' subsidiaries and by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. As of December 31, 2013, after giving pro forma effect to the Refinancing Transactions, Holdings and Select would have had approximately $1,555.3 million of total indebtedness (excluding intercompany indebtedness) on a consolidated basis, of which $827.8 million would have been secured. See "Description of other indebtedness—Senior secured credit facilities" and "Description of the Notes."

We may not have the funds to purchase the Notes upon a change of control as required by the indenture governing the Notes.

        If we were to experience a change of control as described under "Description of the notes," we would be required to make an offer to purchase all of the Notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the Notes, and restrictions in our senior secured credit facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under our senior secured credit facilities and the Notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See "Description of the notes—Repurchase at the option of holders—Change of control."

        In addition, a change of control would be an event of default under our senior secured credit facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the Notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the Notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the New Notes and require New Note holders to return payments received from subsidiary guarantors.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the New Notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

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  we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

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  the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

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  the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

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  the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor's ability to pay such debts as they mature.

        In addition, a court could void any payment by a subsidiary guarantor pursuant to the New Notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving pro forma effect to its subsidiary guarantee of the New Notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors' conclusions in this regard.

There is no public market for the New Notes, and we cannot be sure that a market for the New Notes will develop.

        The New Notes are a new issue of securities for which there is currently no active trading market. As a result, we cannot assure you that the initial prices at which the New Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the New Notes will develop and continue after completion of this offering. The initial purchasers have advised us that they currently intend to make a market for the New Notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-making activities with respect to the New Notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the New Notes.

The issuance of the New Notes has not been registered under applicable federal and state securities laws and accordingly the New Notes are not freely transferable.

        The issuance of the New Notes has not been registered under the Securities Act or any state securities laws. Unless issuance of the New Notes is so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes are also being offered and sold only to qualified institutional buyers and are subject to restrictions on transfer, which are described under "Notice to investors." We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the New Notes are being offered and sold and, therefore, the New Notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. Under the Registration Rights Agreement applicable to the New Notes, we will be required to use our reasonable best efforts to commence an exchange offer to exchange the New Notes for equivalent securities registered under the Securities Act, or to register the New Notes for resale under the Securities Act. We cannot assure you that we will be successful in having any such registration statement declared effective by the SEC, and we do not expect to file an exchange offer registration statement prior to June 1, 2014. See "Exchange offer; registration rights."

Recent legislative proposals, if enacted into law, may have the effect of increasing the amount of tax individuals may owe on their taxable income, including by eliminating favorable tax rates applicable to capital gains for taxpayers earning income in excess of certain threshold amounts.

        The Congressional Committee on Ways and Means recently issued a proposal for comprehensive tax reform which, among other proposals, may increase the amount of tax individuals owe on their taxable income, including tax on capital gains. If enacted in its current form, these proposals could have the effect of raising the tax rate applicable to capital gains resulting from the sale, exchange or other disposition of certain debt securities, including the New Notes. Prospective investors are urged to consult their own tax advisors regarding this proposed tax reform legislation.

In the event that we are unable to exchange the New Notes for notes sharing a single CUSIP number with the Existing Notes, the New Notes will continue to trade under a separate CUSIP number which may adversely affect the liquidity of the New Notes and cause the New Notes to trade at different prices than the Existing Notes.

        Once the New Notes offered hereby are registered and exchanged for exchange notes, we expect that the New Notes will share a single CUSIP number with the Existing Notes and we expect that such New Notes and the Existing Notes will thereafter be fungible. However, in the event that we are unable to exchange the New Notes for notes sharing a single CUSIP number with the Existing Notes, the New Notes offered hereby will continue to trade under a separate CUSIP number which may adversely affect the liquidity of the New Notes offered hereby and cause the New Notes offered hereby to trade at different prices than the Existing Notes.

Risks related to our business and our industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

        Approximately 48% of our net operating revenues for the year ended December 31, 2011, 47% of our net operating revenues for the year ended December 31, 2012 and 46% of our net operating revenues for the year ended December 31, 2013 came from the highly regulated federal Medicare program.

        In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by Congress or CMS. If revised regulations are adopted, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

        The Budget Control Act of 2011, enacted on August 2, 2011, increased the federal debt ceiling in connection with deficit reductions over the next ten years. The Budget Control Act of 2011 requires automatic reductions in federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap. On April 1, 2013 a 2% reduction to Medicare payments was implemented. The Bipartisan Budget Act of 2013 extended the automatic spending reductions through 2023. For the year ended December 31, 2013, this reduction has reduced our net operating revenues and income from operations by approximately $24.0 million

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

        The healthcare industry is subject to extensive federal, state and local laws and regulations relating to (1) facility and professional licensure, including certificates of need, (2) conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse and physician self-referral, (3) addition of facilities and services and enrollment of newly developed facilities in the Medicare program, (4) payment for services and (5) safeguarding protected health information.

        Both federal and state regulatory agencies inspect, survey and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

        In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

Full implementation of the Medicare 25 Percent Rule applicable to LTCHs will have an adverse effect on our future net operating revenues and profitability.

        Under the 25 Percent Rule, the Medicare payment rate for LTCHs is subject to a downward payment adjustment if the percentage of Medicare patients discharged from an LTCH who were admitted from an individual referring hospital exceeds an applicable percentage admissions threshold during a particular cost reporting period. Cases admitted to an LTCH in excess of the applicable percentage admissions threshold are reimbursed at a rate comparable to that under IPPS. IPPS rates are generally lower than the long term care hospital prospective payment system, or "LTCH-PPS," rates. Cases that reach outlier status in the discharging hospital do not count toward the limit and are paid under LTCH-PPS.

        LTCHs that are operated as a hospital within a hospital, or an "HIH," or as HIH "satellites," are subject to payment reductions for those Medicare patients admitted from their host hospitals in excess of the applicable percentage admissions threshold and from other referring hospitals in excess of the applicable percentage admissions threshold. LTCHs that are operated as freestanding facilities are subject to a payment reduction for those Medicare patients admitted from other referring hospitals in excess of the applicable admissions threshold. Grandfathered HIHs are excluded from the Medicare percentage admissions threshold regulations.

        The SCHIP Extension Act, as amended by the ARRA, the PPACA and the Bipartisan Budget Act of 2013, postponed the full application of the percentage admissions threshold for specific classifications of LTCHs. Full implementation of the Medicare percentage admissions thresholds under the 25 Percent Rule will not go into effect until cost reporting periods beginning on or after July 1, 2016 or October 1, 2016, depending on the specific classification of LTCH. See "Business—Government Regulations—Overview of U.S. and State Government Reimbursements—Long Term Acute Care Hospital Medicare Reimbursement—25 Percent Rule" in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

        As of December 31, 2013, we owned 78 HIHs and satellite facilities of which two are grandfathered HIHs and are excluded from the percentage threshold regulations. Of the remaining 76 HIHs and satellite facilities subject to a percentage admissions threshold for admissions from their host hospital; four of these HIHs and satellite facilities were subject to a maximum 25% Medicare percentage admissions threshold for admissions from their host hospital, three HIHs and satellite facilities are co-located with an MSA dominant hospital and were subject to a Medicare percentage admissions threshold of no more than 50%, nor less than 25%, 18 of these HIHs and satellite facilities were co-located with a MSA dominant hospital or single urban hospital and were subject to a Medicare percentage admissions threshold of no more than 75%, 48 of these HIHs and satellite facilities were subject to a maximum 50% Medicare admissions threshold, and three of these HIHs and satellite facilities were located in a rural area and were subject to a maximum 75% Medicare percentage admissions threshold. As of December 31, 2013, we owned 2 grandfathered HIHs, all of which are excluded from the percentage admissions threshold regulations. As of December 31, 2013, we owned 29 free-standing LTCHs, which are not subject to the Medicare percentage admissions threshold until cost reporting periods beginning on or after July 1, 2017.

        The Bipartisan Budget Act of 2013 requires CMS to report to Congress before October 2016 on the need for any further extensions or modifications of the extensions of the 25 Percent Rule. In addition, the Bipartisan Budget Act of 2013 requires the Medicare Payment Advisory Commission, (MedPAC), an independent federal body that advises Congress on issues affecting the Medicare program, to report to Congress by June 2019 on the need to continue applying the 25 Percent Rule, the effect of site-neutral payment on LTCHs and recommendations on how to change the site-neutral payment policy.

        Because these rules are complex and are based on the volume of Medicare admissions from other referring hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues and profitability of compliance with these regulations. We expect many of our LTCHs will experience an adverse financial impact when full implementation of the Medicare percentage admissions thresholds goes into effect. Our LTCHs have cost reporting periods that commence on various dates throughout the calendar year. Therefore, the application of the lower percentage admissions thresholds will be staggered and we would not realize the full impact of lower percentage admissions thresholds until 2017.

Expiration of the moratorium imposed on the payment adjustment for very short-stay cases in our LTCHs has reduced and will continue to reduce our future net operating revenues and profitability.

        On May 1, 2007, CMS published a new provision that changed the payment methodology for Medicare patients with a length of stay that is less than the IPPS comparable threshold. Beginning with discharges on or after July 1, 2007, for these very short-stay cases, the rule lowered the LTCH payment to a rate based on the general acute care hospital IPPS per diem. short stay outlier, or "SSO," cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the existing SSO payment policy. The SCHIP Extension Act and PPACA prevented CMS from applying this change to SSO policy for a period of five years through December 28, 2012. The implementation of the payment methodology for very short-stay outliers discharged after December 29, 2012 has reduced and will continue to reduce our future net operating revenues and profitability.

If our LTCHs fail to maintain their certifications as LTCHs or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

        As of December 31, 2013, we operated 108 LTCHs, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during the subsequent cost reporting period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH-PPS. If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system at rates generally lower than the rates under the LTCH-PPS.

        Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our LTCHs or HIHs fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our LTCHs receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Implementation of additional patient or facility criteria for LTCHs that limit the population of patients eligible for our hospitals' services or change the basis on which we are paid could adversely affect our net operating revenue and profitability.

        The Bipartisan Budget Act of 2013 establishes new payment limits for Medicare patients who do not meet specified criteria. Specifically, for Medicare patients discharged in cost reporting periods beginning on or after October 1, 2015, LTCHs will be reimbursed under LTCH-PPS only if, immediately preceding the patient's LTCH admission, the patient was discharged from a general acute care hospital paid under IPPS and the patient's stay included at least three days in an intensive care unit (ICU) or coronary care unit (CCU) or the patient is assigned to an MS-LTC-DRG for cases receiving at least 96 hours of ventilator services in the LTCH. In addition, to be paid under LTCH-PPS the patient's discharge from the LTCH may not include a principal diagnosis relating to psychiatric or rehabilitation services. For any Medicare patient who does not meet the new criteria, the LTCH will be paid a "site-neutral" payment rate, which will be the lower of (1) the IPPS comparable per-diem payment rate including any outlier payments, or (2) 100 percent of the estimated costs for services. For cost reporting periods beginning in fiscal year 2020, payment for all discharges from an LTCH may be subject to the site-neutral payment limitation unless the number of discharges for which payment is made under the LTCH-PPS payment rate is greater than 50% of the total number of discharges for the LTCH. The application of the new site-neutral payment rates under LTCH-PPS may reduce our operating revenues.

        CMS requested public comments in May 2013 on adoption of a payment adjustment based on whether a particular case qualifies as chronically critically ill/medically complex ("CCI/MC"). CMS indicated that it was considering a change to the LTCH-PPS payment policies that would limit full LTCH-PPS payment to those patients meeting the definition of CCI/MC while they were in an IPPS hospital inpatient setting and subsequently directly admitted to an LTCH. Payment for non-CCI/MC patients would be made at an "IPPS comparable amount," that is, an amount comparable to what would have been paid under the IPPS calculated as a per diem rate with total payments capped at the full IPPS MS-DRG payment rate.

        It is unclear how the adoption of the Bipartisan Budget Act of 2013 will impact regulatory or legislative proposals to change the LTCH-PPS payment policies. We cannot predict whether Congress or CMS will adopt additional patient-level criteria in the future or, if adopted, how such criteria would affect our LTCHs. Implementation of additional patient or facility criteria that may limit the population of patients eligible for our LTCHs' services or change the basis on which we are paid could adversely affect our net operating revenues and profitability. See "Business—Government Regulations—Overview of U.S. and State Government Reimbursements—Long Term Acute Care Hospital Medicare Reimbursement" in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics, implementation of annual caps, and payment reductions applied to the second and subsequent therapy services may reduce our future net operating revenues and profitability.

        Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on the SGR formula, contained in legislation. On December 10, 2013, CMS estimated a 20.1% reduction in the Medicare physician fee schedule payment rates for calendar year 2014 as a result of the SGR formula. The Bipartisan Budget Act of 2013 blocks the 20.1% cut and replaces it with a 0.5% increase for services provided through March 31, 2014. If no further legislation is passed by Congress and signed by the President, the SGR formula will likely reduce our Medicare outpatient rehabilitation payment rates beginning April 1, 2014.

        Congress has established annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. As directed by Congress in the Deficit Reduction Act of 2005, CMS implemented an exception process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) was able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The exception process has been extended by Congress several times. Most recently, the Bipartisan Budget Act of 2013 extended the exceptions process through March 31, 2014. The exception process will expire on April 1, 2014 unless further extended by Congress. There can be no assurance that Congress will extend it further. To date, the implementation of the therapy caps has not had a material adverse effect on our business. However, if the exception process is not renewed, our future net operating revenues and profitability may decline.

        CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. The policy became effective January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B—occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. In 2011 and 2012 the second and subsequent therapy service furnished during the same day for the same patient was reduced by 20% in office and other non-institutional settings and by 25% in institutional settings. The American Taxpayer Relief Act of 2012 increased the payment reduction to 50% effective April 1, 2013. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, were subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day until April 1, 2013 when the payment reduction increased to 50%. See "Business—Government Regulations" in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

Regulations limiting the diagnosis codes on the presumptive compliance list could adversely affect our net operating revenue and profitability.

        As of December 31, 2013, we operated 15 IRFs, all of which are currently certified by Medicare as IRFs. IRFs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an IRF. Among other things, at least 60 percent of the IRF's total inpatient population must require treatment for one or more of 13 conditions specified by regulation. This requirement is commonly referred to as the "60 percent rule." Compliance with the 60 percent rule is demonstrated through a two step process. The first step is the "presumptive" method, in which patient diagnosis codes are compared to a "presumptive compliance" list. IRFs that fail to demonstrate compliance with the 60 percent rule using this presumptive test may demonstrate compliance through a second step involving an audit of the facility's medical records to assess compliance. Beginning on October 1, 2014, CMS removed a number of diagnosis codes previously on the presumptive compliance list. If an IRF does not demonstrate compliance with the 60 percent rule by either the presumptive method or through a review of medical records, then the facility's classification as an IRF may be terminated at the start of its next cost reporting period causing the facility to be paid as a general acute care hospital under IPPS. By removing diagnosis codes from the presumptive compliance list our facilities may be required to demonstrate compliance with the 60 percent rule through medical record reviews. If our IRFs fail to demonstrate compliance with the 60 percent rule through either method and are classified as general acute care hospitals, our net operating revenue and profitability may be adversely affected.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

        The Health Insurance Portability and Accountability Act of 1996, or "HIPAA," required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act, or "HITECH," which was signed into law in February of 2009, enhanced the privacy, security and enforcement provisions of HIPAA by, among other things establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties.

        In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

        We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

        We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to LTCHs, and audits of Medicare claims under the Recovery Audit Contractor program. These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

        Negative press coverage can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

        As part of our growth strategy, we may pursue acquisitions of specialty hospitals, outpatient rehabilitation clinics and other related healthcare facilities and services. These acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses and expenses and compliance risks that could have a material adverse effect on our financial condition and results of operations.

        We may not be able to successfully integrate acquired businesses into ours, and therefore we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, our financial condition and results of operations may be materially adversely affected. Acquisitions could result in difficulties integrating acquired operations, technologies and personnel into our business. Such difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through acquisitions, which may negatively impact the integration efforts. Acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

        In addition, acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have an material adverse effect on our financial condition and results of operations.

Future joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

        As part of our growth strategy, we may partner with large health care systems to provide post acute care services. These joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

        A joint venture involves the combining of corporate cultures and mission. As a result, we may not be able to successfully operate a joint venture, and therefore we may not be able to realize the intended benefits. If we fail to successfully execute a joint venture relationship, our financial condition and results of operations may be materially adversely affected. A new joint venture could result in difficulties in combining operations, technologies and personnel. Such difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients as a result of the integration efforts.

        A joint venture is operated through a board of directors that contains representatives of Select and other parties to the joint venture. We may not control the board or some actions of the board may require supermajority votes. As a result, the joint venture may elect certain actions that could have adverse effects on our financial condition and results of operations.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

        Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

        Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals' admissions and clinics' businesses may decrease, and our net operating revenues may decline.

Changes in federal or state law limiting or prohibiting certain physician referrals may preclude physicians from investing in our hospitals or referring to hospitals in which they already own an interest.

        The Stark Law prohibits a physician who has a financial relationship with an entity from referring his or her Medicare or Medicaid patients to that entity for certain designated health services, including inpatient and outpatient hospital services. Under the transparency and program integrity provisions of the PPACA, the exception to the Stark Law that previously permitted physicians to refer patients to hospitals in which they have an ownership or investment interest has been dramatically curtailed. Only hospitals, including LTCHs and IRFs, with physician ownership and a provider agreement in place on December 31, 2010 are exempt from the general ban on self-referral. Existing physician- owned hospitals are prohibited from increasing the percentage of physician ownership or investment interests held in the hospital after March 23, 2010. In addition, physician-owned hospitals are prohibited from increasing the number of licensed beds after March 23, 2010, unless meeting specific exceptions related to the hospital's location and patient population. In order to retain their exemption from the general ban on self-referrals, our physician- owned hospitals are required to adopt specific measures relating to conflicts of interest, bona fide investments and patient safety. Furthermore, initiatives are underway in some states to restrict physician referrals to physician-owned hospitals. Currently, 11 of our consolidating hospitals have physicians as minority owners. The aggregate net operating revenue of these 11 hospitals was $194.0 million for the year ended December 31, 2013, or approximately 6.5% of our consolidated net operating revenues for the year ended December 31, 2013. The range of physician minority ownership of these 11 hospitals was 2.1% to 49.0% as of the year ended December 31, 2013. There can be no assurance that new legislation or regulation prohibiting or limiting physician referrals to physician-owned hospitals will not be successfully enacted in the future. If such federal or state laws are adopted, among other outcomes, physicians who have invested in our hospitals could be precluded from referring to, investing in or continuing to be physician owners of a hospital. In addition, expansion of our physician-owned hospitals may be limited, and the revenues, profitability and overall financial performance of our hospitals may be negatively affected.

We could experience significant increases to our operating costs due to shortages of healthcare professionals or union activity.

        Our specialty hospitals are highly dependent on nurses, and our outpatient rehabilitation division is highly dependent on therapists, for patient care. The market for qualified healthcare professionals is highly competitive. We have sometimes experienced difficulties in attracting and retaining qualified healthcare personnel. We cannot assure you we will be able to attract and retain qualified healthcare professionals in the future. Additionally, the cost of attracting and retaining qualified healthcare personnel may be higher than we anticipate, and as a result, our profitability could decline.

        In addition, U.S. healthcare providers are continuing to see an increase in the amount of union activity. Though we cannot predict the degree to which we will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

        We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This increased competition could hamper our ability to acquire companies, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

        The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.

        Our success depends to a significant degree upon the continued contributions of our senior officers and other key employees, and our ability to retain and motivate these individuals. We currently have employment agreements in place with four executive officers and change in control agreements and/or non-competition agreements with several other officers. Many of these individuals also have significant equity ownership in our company. We do not maintain any key life insurance policies for any of our employees. The loss of the services of any of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions could subject us to substantial uninsured liabilities.

        Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See "Legal Proceedings" and Note 15 in our audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

        On January 8, 2013, a federal magistrate judge unsealed an Amended Complaint in United States of America and the State of Indiana, ex rel. Doe I, Doe II and Doe III v. Select Medical Corporation, Select Specialty Hospital-Evansville, Evansville Physician Investment Corporation, Dr. Richard Sloan and Dr. Jeffrey Selby. The Amended Complaint, which was served on us on February 15, 2013, is a civil action filed under seal on September 28, 2012 in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States and the state of Indiana under the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act. Although the Amended Complaint identifies the relators by fictitious pseudonyms, on March 28, 2013, the relators filed a Notice identifying themselves as the former CEO at our long term acute care hospital in Evansville, Indiana ("SSH-Evansville") and two former case managers at SSH-Evansville. The named defendants include us, SSH-Evansville, and two physicians who have practiced at SSH-Evansville. On March 26, 2013, the defendants, relators and the United States filed a joint motion seeking a stay of the proceedings, in which the United States notified the court that its investigation has not been completed and therefore it is not yet able to decide whether or not to intervene, and on March 29, 2013, the magistrate judge granted the motion and stayed all deadlines in the case for 90 days. The court has subsequently granted additional motions filed by the United States to continue the stay, and the current stay extends until March 17, 2014.

        In January, 2014, representatives of the United States Attorney's Office for the Southern District of Indiana and the Office of Attorney General for the State of Indiana informed us that, while they have not yet decided whether to intervene in the case, their investigation is continuing concerning allegations that SSH-Evansville admitted patients for whom long-term acute care was not medically necessary, up-coded diagnoses at admission, discharged patients too early or held patients too long, readmitted patients discharged to short-stay acute care hospitals only after nine days to enable billing for two admissions, and allowed unnecessary bronchoscopies to be performed. We are involved in ongoing discussions with the government regarding this matter.

        As previously disclosed, beginning in April 2012, we and SSH-Evansville have received various subpoenas and demands for documents relating to SSH-Evansville, including a request for information and subpoenas from the Office of Inspector General of the U.S. Department of Health and Human Services and subpoenas from the Office of Attorney General for the State of Indiana, and the Evansville (Indiana) Police Department has executed a search warrant at SSH-Evansville. We have produced and will continue to produce documents in response to, and intends to fully cooperate with, these governmental investigations. At this time, we are unable to predict the timing and outcome of this matter.

        We currently maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30.0 million. Our insurance for the professional liability coverage is written on a "claims-made" basis and our commercial general liability coverage is maintained on an "occurrence" basis. These coverages apply after a self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us. See "Business—Government Regulations—Other Healthcare Regulations" in our annual report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this offering memorandum.

Concentration of ownership among our existing executives, directors and principal stockholders may conflict with your interests as a holder of the New Notes.

        Welsh Carson beneficially owned approximately 20.5% of Holdings' outstanding common stock as of February 1, 2014. Our executives, directors and principal stockholders, including Welsh Carson, beneficially owned, in the aggregate, approximately 37.5% of Holdings' outstanding common stock as of February 1, 2014. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest. After giving effect to Welsh Carson's sales of Holdings' common stock since February 1, 2014 and the proposed repurchase described in "Use of proceeds," Welsh Carson would own approximately 10.7% of Holdings' outstanding common stock.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2013 on a historical basis and on an as adjusted basis to give effect to Refinancing Transactions and the use of the net proceeds therefrom as described under "Use of proceeds" as if the offering had been completed as of December 31, 2013. You should read this table in conjunction with "Use of proceeds" and "Summary—Summary historical consolidated financial and other data" in this offering memorandum and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K incorporated by reference into this offering memorandum.

	As of December 31, 2013
(in thousands)	Actual	As adjusted
Cash and cash equivalents(1)	$4,319	$1,619

Debt:
6.375% senior notes	$600,000	$600,000
Senior secured term loans(2)	807,815	807,815
Senior secured revolving loan(3)	20,000	20,000
New Notes offered hereby(4)	—	110,000
Other(5)	17,460	17,460

Total debt	$1,445,275	$1,555,275

Total stockholders' equity(6)	$786,234	$676,734

Total capitalization	$2,231,509	$2,232,009

(1)
Reflects the expected proceeds of $110.0 million from the New Notes offered hereby, estimated payment of $3.2 million for fees and expenses related to the offering and $109.5 million of dividends paid to Holdings to effect the repurchase of Holdings' common stock as described in "Use of proceeds."

(2)
Reflects the balance sheet liability of the term loans under our senior secured credit facilities in accordance with GAAP. The balance sheet liability so reflected is less than the $814.2 million aggregate principal amount of such loans because such loans were issued with original issue discount. The remaining unamortized original issue discount is $6.3 million at December 31, 2013. Interest on the term loans under our senior secured credit facilities accrues on the full payment thereof, and we will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(3)
The revolving loan under our senior secured credit facilities provides for borrowings of up to $300.0 million of which $237.7 million was available as of December 31, 2013, after giving pro forma effect to the Refinancing Transactions, for working capital and general corporate purposes (after giving effect to $42.3 million of outstanding letters of credit at December 31, 2013).

(4)
Represents the principal amount of the New Notes offered hereby.

(5)
Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

(6)
Reflects $109.5 million for a dividend payment to Holdings to effect the repurchase of Holdings' common stock as described in "Use of proceeds."

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following summary of certain provisions of the documents governing our senior secured credit facilities does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Senior secured credit facilities

        On June 1, 2011, we entered into a senior secured credit agreement that provides for $1.15 billion in senior secured credit facilities. Set forth below is a summary of the terms of the senior secured credit facilities. On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $275.0 million Series A Term Loan to us at the same interest rate and with the same term as the Original Term Loan.

        On February 20, 2013, we entered into a credit extension amendment to our senior secured credit facilities providing for a $300.0 million additional term loan tranche which we refer to as the Series B Term Loan. We used the borrowings under the Series B Term Loan to redeem all of our outstanding 7 5/8% senior subordinated notes due 2015 on March 22, 2013, to finance Holdings' redemption of all of its senior floating rate notes due 2015 on March 22, 2013 and to repay a portion of the balance outstanding under our revolving credit facility.

        On May 28, 2013, we issued and sold $600.0 million aggregate principal amount of the Existing Notes. We used the proceeds of the Existing Notes to pay a portion of the amounts then outstanding on the Original Term Loan and the Series A Term Loan and to pay related fees and expenses.

        On June 3, 2013, we amended our existing senior secured credit facilities in order to, among other things:

  •
  extend the maturity date on $293.3 million of our $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

  •
  convert the remaining Original Term Loan and Series A Term Loan to a new term loan tranche, which we refer to as the Series C Term Loan, and lower the interest rate payable on the Series C Term Loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, and amend the provision of the Series C Term Loan from providing that Adjusted LIBO will at no time be less than 1.75% to providing that Adjusted LIBO will at no time be less than 1.00%;

  •
  lower the interest rate payable on the Series B Term Loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%;

  •
  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00; and

  •
  amend the definition of "Available Amount" in a manner the effect of which was to increase the amount available for investments, restricted payments and payment of specified indebtedness.

        On March 4, 2014, we amended our existing senior secured credit facilities in order to, among other things:

  •
  convert the remaining Series B Term Loan to a new term loan tranche, which we refer to as the Series D Term Loan, and lower the interest rate payable on the Series D Term Loan from

    Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%, to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%;

  •
  set the maturity date of the Series D Term Loan at December 20, 2016;

  •
  convert the remaining Series C Term Loan to a new term loan tranche, which we refer to as the Series E Term Loan, and lower the interest rate payable on the Series E Term Loan from Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%;

  •
  set the maturity date of the Series E Term Loan at June 1, 2018;

  •
  beginning with the first quarter ending March 31, 2014, increase the quarterly compliance threshold set forth in the leverage ratio financial maintenance covenant to a level of 5.00 to 1.00 from 4.50 to 1.00;

  •
  provide for a prepayment premium of 1.00% if the senior secured credit facilities are amended at any time prior to September 4, 2014 in the case of the Series D Term Loans and March 4, 2015 in the case of the Series E Term Loans and such amendment reduces the yield applicable to such loans; and

  •
  amend the definition of "Available Amount" in a manner the effect of which was to increase the amount available for investments, restricted payments and the payment of specified indebtedness.

General

        Our senior secured credit facilities now provide for senior secured financing consisting of:

  •
  a $300.0 million, revolving credit facility, $293.3 million of which matures in March 2018 and the remaining $6.7 million maturing in June 2016, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans;

  •
  a $284.6 million Series D Term Loan, maturing on December 20, 2016; and

  •
  a $495.6 million Series E Term Loan, maturing on June 1, 2018.

        All borrowings under our senior secured credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

        At December 31, 2013, we had outstanding borrowings of $807.8 million (net of unamortized original issue discounts of $6.3 million) under the term loans and borrowings of $20.0 million (excluding letters of credit) under the revolving loan portion of our senior secured credit facilities. We had $237.7 million of availability under our revolving loan facility (after giving effect to $42.3 million of outstanding letters of credit) at December 31, 2013.

Interest and fees

        The interest rates per annum applicable to borrowings under our senior secured credit facilities are, at our option, equal to either an Alternate Base Rate or an Adjusted LIBO rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The Alternate Base Rate is the greatest of (1) JPMorgan Chase Bank, N.A.'s prime rate, (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York and (3) the Adjusted LIBO rate from time to time for an interest period of one month, plus 1.00%. The Adjusted LIBO rate is, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements.

        Borrowings under the Series D Term Loan bear interest at a rate equal to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%. Borrowings under the Series E Term Loan bear interest at a rate equal to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%. The Adjusted LIBO for the Series E Term Loan will at no time be less than 1.00%.

        Borrowings under the revolving credit facility bear interest at a rate equal to Adjusted LIBO plus a percentage ranging from 2.75% to 3.75%, or Alternate Base Rate plus a percentage ranging from 1.75% to 2.75%, in each case based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

        On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum subject to adjustment based upon the ratio of our total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

Prepayments

        Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans in amounts equal to:

  •
  50% (as may be reduced based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities)) of our annual excess cash flow;

  •
  100% of the net cash proceeds from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation event, subject to reinvestment rights and certain other exceptions; and

  •
  100% of the net cash proceeds from certain incurrences of debt.

Amortization of principal

        Beginning on March 31, 2015 and following application of the 2013 excess cash flow payment required under our senior secured credit facilities:

  •
  the Series D Term Loan has aggregate quarterly repayment requirements of $0.7 million until maturity, at which time the remaining balance of $279.5 million is due on December 20, 2016; and

  •
  the Series E Term Loan has aggregate quarterly repayment requirements of $1.3 million until maturity, at which time the remaining balance of $479.2 million is due on June 1, 2018.

Collateral and guarantors

        Our senior secured credit facilities are guaranteed by Holdings, us and substantially all of our current subsidiaries, and will be guaranteed by substantially all of our future subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of our capital stock and the capital stock of our subsidiaries.

Restrictive covenants and other matters

        Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test.

        In addition, our senior secured credit facilities include negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of Holdings and our restricted subsidiaries, to, among other things:

  •
  incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

  •
  amend, modify or waiver any rights under the certificate of indebtedness, credit agreements, certificate of incorporation, bylaws or other organizational documents which would be materially adverse to the creditors;

  •
  pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

  •
  purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

  •
  incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

  •
  sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

  •
  merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

  •
  sell, transfer, lease or otherwise dispose of assets, including any equity interests;

  •
  repay, redeem, repurchase, retire or cancel any subordinated debt;

  •
  incur capital expenditures;

  •
  engage to any material extent in any business other than business of the type currently conducted by us or reasonably related businesses; and

  •
  incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on our property or assets or to make dividends or other payments to us.

        Our senior secured credit facilities also contain certain representations and warranties, affirmative covenants and events of default. The events of default include payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and any change of control. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Existing Notes

        The New Notes offered hereby will be issued as additional notes under the indenture dated as of May 28, 2013 pursuant to which we previously issued $600,000,000 of our 6.375% Senior Notes due 2021. The New Notes offered hereby will rank equally with and form a part of a single class of securities with such Existing Notes for all purposes under the indenture governing the Notes. See "Description of New Notes."

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FORWARD-LOOKING STATEMENTS
SUMMARY
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
CAPITALIZATION
DESCRIPTION OF OTHER INDEBTEDNESS